Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
McGladrey & Pullen
Certified Public Accountants
We hereby consent to the incorporation by reference in the Registration Statements on form S-8 pertaining to the QCR Holdings, Inc. 401(k) / Profit Sharing Plan (File No.33-77420) and Stock Option Plan (File No. 33-78024) of our reports dated March 15, 2007 relating to our audits of QCR Holdings, Inc.’s December 31, 2006 consolidated financial statements and internal control over financial reporting and to the reference to our Firm under the caption “experts” contained therein.
/s/ McGladrey & Pullen LLP
Davenport, Iowa
March 15, 2007
McGladrey & Pullen, LLP is a member firm of RSM International – an affiliation of separate and independent legal entities.